GAP INC. REPORTS MAY SALES

SAN FRANCISCO - June 2, 2011 - Gap Inc. (NYSE: GPS) today reported that May 2011 net sales increased 1 percent compared with last year.

Net sales for the four-week period ended May 28, 2011 were $1.06 billion compared with net sales of $1.05 billion for the four-week period ended May 29, 2010. The company's comparable sales for May 2011, which include the associated comparable online sales, were down 4 percent compared with a 1 percent increase for May 2010.

"While net sales increased in May, we recognize the need for our brands to consistently deliver at much higher levels of performance - with improved traffic and greater product acceptance - to support our long-term growth strategy," said Glenn Murphy, chairman and chief executive officer at Gap Inc.

Comparable sales for May 2011, including the associated comparable online sales, were as follows:

  Gap North America: negative 4 percent versus negative 2 percent last year
  Banana Republic North America: negative 6 percent versus positive 2 percent last year
  Old Navy North America: negative 1 percent versus positive 1 percent last year
  International: negative 9 percent versus positive 8 percent last year

Year-to-date net sales were $4.36 billion for the 17 weeks ended May 28, 2011, a decrease of 1 percent compared with net sales of $4.38 billion for the 17 weeks ended May 29, 2010. The company's year-to-date comparable sales, including associated online sales, decreased 3 percent compared with a 4 percent increase last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

June Sales

The company will report June sales on July 7, 2011.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2010 net sales were $14.7 billion. Gap Inc. products are available for purchase in over 90 countries worldwide through about 3,100 company-operated stores, about 175 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:

Mike Jenkins

(415) 427-4454

investor_relations@gap.com

Media Relations Contact:

Emily Russel

(415) 427-6230

press@gap.com